UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 24, 2009 (August 24, 2009)

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	1-33007	20-5413139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 24, 2009, Maritimes & Northeast Pipeline Limited Partnership, a New Brunswick limited partnership (“Maritimes-Canada”), the equity interests of which are owned, through subsidiaries, approximately 77.53% by Spectra Energy, 12.92% by Emera, Incorporated and 9.55% by Exxon Mobil Corporation, issued C$180 million aggregate principal amount of its 4.34% Senior Secured Notes due 2019 (the “Notes”). The Notes were offered only in Canada on a private placement basis to certain qualified investors. The Notes have not and will not be registered under the Securities Act of 1933 (the “Act”) or any state securities laws. The net proceeds of the offering will be used to repay existing indebtedness and fund certain collateral accounts of Maritimes-Canada. Interest on the Notes will accrue from August 24, 2009. Maritimes-Canada will pay interest on the Notes and make amortizing principal payments semi-annually on May 31 and November 30 of each year, beginning on November 30, 2009 with respect to interest payments and May 31, 2010 with respect to principal payments, until the Notes mature on November 30, 2019. Maritimes-Canada may redeem some or all of the Notes at any time or from time to time pursuant to the terms of the Notes. The obligations of Maritimes-Canada under the Notes are secured by certain assets and collateral accounts of Maritimes-Canada.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY CORP

/s/ Reginald D. Hedgebeth
Reginald D. Hedgebeth General Counsel

Date: August 24, 2009